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                                                                      Exhibit 18
                                     FORM OF
                       THE CHARLES SCHWAB FAMILY OF FUNDS
                              AMENDED AND RESTATED
                               MULTIPLE CLASS PLAN

         This document amends and restates a MULTIPLE CLASS PLAN (the "Plan") of THE CHARLES SCHWAB FAMILY OF FUNDS, a Massachusetts business trust (the "Trust"), adopted on October 20, 1989 pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan is applicable to each of the Trust's investment portfolios identified on Schedule A hereto, as such Schedule may be amended from time to time (each a "Fund" and collectively the "Funds").

         WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its current and future investors; and

         WHEREAS, the Board of Trustees of the Trust (the "Board of Trustees"), including a majority of the Trustees who are not "interested persons" of the Trust, as such term is defined by the 1940 Act, mindful of the requirements imposed by Rule 18f-3(d) under the 1940 Act, has determined to adopt this Plan to enable the Funds to provide appropriate services to certain designated classes of shareholders of the Funds;

         NOW, THEREFORE, the Trust designates the Plan as follows:

         1. Designation of Classes. Each Fund listed in "Group I" on Schedule A shall offer its units of beneficial interest ("Shares") in two classes: Sweep Shares and Value Advantage Shares. Each Fund listed in "Group II on Schedule A shall offer its shares in two classes: Sweep Shares and Investor Shares.

         2. Redesignation of Existing Shares. The currently outstanding Shares of the Fund listed in Group I shall continue to be designated as Sweep Shares and Value Advantage Shares. The currently outstanding Shares of the Fund listed in Group II shall be redesignated as Investor Shares.

         3. Shareholder Services Specific to Each Class. Transfer agency services providing for the automatic purchases and redemptions of Shares of the Funds shall be offered only with respect to Sweep Shares, and not Value Advantage Shares and Investor Shares. Accordingly, the transfer agency fee charged to Sweep Shares shall be higher than that charged to Value Advantage Shares and Investor Shares, as set forth on Schedule A hereto and in the Transfer Agency Agreement, as may be amended from time to time, between the Funds and Charles Schwab & Co., Inc. (the "Transfer Agent") dated June 5, 1995.

         4. Minimum Transaction Requirements. The minimum initial investment, subsequent investment, and Fund balance requirements applicable to Value Advantage Shares and Investor


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Shares shall be higher than those applicable to Sweep Shares, as determined from time to time by Charles Schwab Investment Management, Inc. ("CSIM"), subject to the ratification by the Board of Trustees (the "Board of Trustees") of the Trust.

         5. Exchange Privilege. Each class of Shares of each Fund shall be exchangeable for shares of any Fund of the Trust or of Schwab Investments, and Schwab Capital Trust, including all classes of shares of such Funds, provided that the minimum investment, and any other requirements of the Fund or class for which the shares are exchanged are satisfied.

         6. Allocation of Expenses. Fund expenses shall be allocated to each class on the basis of such class' relative net assets (settled shares). Expenses attributable to a particular class shall be borne entirely by that class.

         7. Voting. Shareholders of a class of shares shall vote exclusively as a class on any matter relating solely to the arrangement of such class as a class and on any matter in which the interests of that class differ from the interests of another class.

         8. Termination and Amendment. This Plan may be terminated or materially amended at any time by vote of a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, as such term is defined by the 1940 Act. Any non-material amendment of this Plan may be made by CSIM.

         9. The names "The Charles Schwab Family of Funds" and "Board of Trustees" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Charles Schwab Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.


                                            THE CHARLES SCHWAB FAMILY OF FUNDS

                                            By:________________________________

                                            Title:_____________________________

                                            Date:  ______________, 1997


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                                Schedule A to the
                             Multiple Class Plan of
                       THE CHARLES SCHWAB FAMILY OF FUNDS



                                          Shareholder Service Fee (as a             Transfer Agency Fee (as a
                                          percentage of average daily net           percentage of average daily net
Name of Fund and Class                    assets of the Fund)                       assets of the Fund)
----------------------                    ------------------------------            -------------------------------
Group I

Schwab Municipal Money                                     0.20%                                     0.25%
Fund - Sweep Shares
Schwab Municipal Money                                     0.20%                                     0.05%
Fund - Value Advantage
Shares
Schwab California Municipal                                0.20%                                     0.25%
Money Fund - Sweep Shares
Schwab California Municipal                                0.20%                                     0.05%
Money Fund - Value
Advantage Shares
Schwab New York Municipal                                  0.20%                                     0.25%
Money Fund - Sweep Shares
Schwab New York Municipal                                  0.20%                                     0.05%
Money Fund - Value
Advantage Shares

Group II

Schwab Value Advantage                                     0.20%                                     0.05%
Money Fund - Investor Shares
Schwab Value Advantage                                     0.__%                                     0.__%
Money Fund -Sweep Shares


                                            THE CHARLES SCHWAB FAMILY OF FUNDS

                                            By:_________________________________

                                            Title:______________________________

                                            Date:   __________, 1997

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